Exhibit 99.1

 Mace Security International Reports Financial Results for the Fourth
                   Quarter and Fiscal Year of 2006

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 2, 2007--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq Global: MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for the fourth quarter and fiscal year ended December 31, 2006.

    Financial Results - Fiscal Year 2006 compared to 2005

    Total revenues from continuing operations for 2006 were $49.2 million, compared to $52.8 million for 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $2.0 million, or 7%, in 2006 as compared to 2005. Wash and detailing revenues decreased from $20.5 million in 2005 to $19.1 million in 2006, a decrease of $1.4 million, or 7%. This decrease in wash and detailing revenues was primarily the result of the sale of car wash sites and reduced car wash volumes, principally in our Dallas, Texas market. On a consolidated level, car wash volumes declined 112,000 cars, or 8.5%, in 2006 as compared 2005, 79,000 of which was attributable to the closing and divestiture of three car wash sites since November 2005. Partially offsetting the decline in volume, the Company experienced an increase in average wash and detailing revenue per car to $15.87 in 2006 from $15.54 in 2005.

    Security Segment revenues for 2006 decreased by $1.5 million, or 6.6% as compared to 2005. The decrease in revenues from the Security Segment was principally due to a decrease in cameras and professional imaging components sales, our consumer direct electronic surveillance sales and our retail sales in our Texas security operations. This decrease was partially offset by the Securetek, Inc. operations, which we acquired in November of 2005 and provided revenues of $1.5 million during 2006 as compared to $179,000 in 2005.

    Gross profit as a percentage of revenues was approximately 23.0% for 2006 and 27.3% for 2005. Gross profit percentage for 2006 was comprised of 25.4% for the Security Segment and 20.7% for the Car and Truck Wash Segment, while for 2005 this percentage was comprised of 29.1% for the Security Segment and 25.7% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of reduced revenues and increases in workers' compensation claims, car damage claims and other certain operating costs. The decrease in the Security Segment gross profit percentage was primarily the result of a change in customer and product mix and increased costs of additional technical and warehouse staff to address customer needs as we continue to grow in this segment.

    Selling, general and administrative ("SG&A") expenses for 2006 increased by $3.8 million over 2005. The increase in SG&A costs is primarily the result of $1.4 million in non-cash compensation expense charges for share-based compensation under Statement of Financial Accounting Standards ("SFAS") 123R and $1.5 million of legal, consulting and accounting fees relating to the ongoing immigration investigation. The $1.5 million of fees consisted of $433,000 of fees associated with an Audit Committee investigation, $796,000 of fees relating to production of documents and defense costs and $271,000 of additional audit fees. The SG&A expenses were also impacted by growth in infrastructure and an increase in marketing and advertising costs within the Security Segment, which added $732,000 of SG&A costs in 2006 over 2005.

    In the fourth quarter of 2006, as a result of the Company's annual impairment test of goodwill, the Company recorded a non-cash impairment charge of approximately $111,000 related to our Security Products operation in Texas. During the third quarter of 2006, the Company recorded non-cash asset impairment charges totaling $80,000 related to two car wash sites, $40,000 of which was classified as discontinued operations.

    In the fourth quarter of 2005, as a result of the Company's annual impairment test of goodwill, the Company recorded a non-cash goodwill impairment charge in its Car and Truck Wash Segment of approximately $1.56 million in the Texas region, principally due to reductions in the projected cash flows resulting from the decline in car wash volumes. During the third quarter of 2005, the Company recorded an asset impairment charge in the amount of $966,000 related to our truck wash operation which is classified as discontinued operations at December 31, 2006.

    Operating loss for 2006 was $7.3 million compared to $1.8 million in 2005. The 2006 operating loss increase as compared to 2005 was principally the result of the decrease in the Car and Truck Wash Segment and Security Segment gross profit of $3.1 million, a $3.8 million increase in SG&A costs as noted above, and the impact of the impairment charges noted above.

    In the fourth quarter of 2005, the Company recorded a valuation allowance of $3.2 million against its deferred tax assets.

    Discontinued operations includes the Company's Arizona car wash region, the truck washes, and certain car wash sites in the Northeast region. The results of operations for these regions are shown as discontinued operations for financial reporting purposes. These operations generated income of $580,000 in 2006 and a loss of $523,000 in 2005.

    The net loss for 2006 was $6.8 million, or $(0.44) per share, as compared to a loss of $5.0 million, or $(0.33) per share, for 2005.

    Financial Results - Fourth Quarter of 2006 compared to Fourth
Quarter of 2005

    Total revenues for the fourth quarter of 2006 were $11.3 million compared to $12.6 million for the same period in 2005. The decrease in revenues in the fourth quarter of 2006 compared to the fourth quarter of 2005 was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $0.9 million, or 13%. Wash and detailing revenues decreased from $5.15 million in the fourth quarter of 2005 to $4.57 million in the fourth quarter of 2006, a decrease of $580,000, or 11%. This decrease in car wash and detailing revenues was primarily the result of a decrease in car wash volumes, most notably in our Texas region. On a consolidated level, car wash volumes declined 44,000 cars, or 13.4%, in the fourth quarter of 2006 as compared to the same period in 2005, 19,000 of which was attributable to the closure and divestiture of three of our car washes since November of 2005. The Company experienced an increase in average wash and detailing revenue per car to $16.10 in the fourth quarter of 2006 from $15.70 in the fourth quarter of 2005.

    Within the Security Segment, revenues for the fourth quarter of 2006 decreased by $364,000 or 7.0%, as compared to 2005. The decrease in revenues from the Security Segment was principally due to a decrease in high-end digital and machine vision cameras and professional imaging components sales and our consumer direct electronic surveillance sales in our Texas security operations. This was partially offset by an increase in sales from personal defense and law enforcement aerosol operations.

    Gross profit as a percentage of revenues was approximately 19.0% for the fourth quarter of 2006 and 27.1% for the fourth quarter of 2005. Gross profit percentage for the fourth quarter of 2006 was comprised of 14.7% for the Security Segment and 22.6% for the Car and Truck Wash Segment, while the fourth quarter of 2005 was comprised of 28.2% for the Security Segment and 26.2% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of reduced revenues and an increase in certain operating expenses. The decrease in the Security Segment gross profit percentage was the result of a change in mix of customers and products sold, increased costs of additional technical and warehouse staff to address customer needs as we continue to grow in this segment, and the impact of the embezzlement which was recorded in the fourth quarter of 2006.

    SG&A expenses for the fourth quarter of 2006 increased by $341,000 over the same period in 2005. The increase in SG&A costs is primarily the result of $216,000 in non-cash compensation expense charges for share-based compensation under SFAS 123R and $153,000 of legal, consulting and accounting fees relating to the ongoing immigration investigation.

    In the fourth quarter of 2006, as a result of the Company's annual impairment test of goodwill, the Company recorded a non-cash impairment charge of approximately $111,000 related to our Security Products operation in Texas. In the fourth quarter of 2005, the Company recorded a non-cash goodwill impairment charge in its Car and Truck Wash Segment of approximately $1.56 million in the Texas region, principally due to reductions in the projected cash flows resulting from the decline in car wash volumes.

    Operating loss for the fourth quarter of 2006 was $2.3 million as compared to $2.1 million in the fourth quarter of 2005. The operating loss was principally the result of the decreases in Car and Truck Wash Segment and Security Segment gross profit, the increase in SG&A costs, and the impact of the impairment charges noted above.

    In the fourth quarter of 2005, the Company recorded a valuation allowance of $3.2 million against its deferred tax assets in 2005.

    Discontinued operations include the Company's Arizona car wash region, the truck washes, and certain car wash sites in the Northeast region. The results of operations for these regions are shown as discontinued operations for financial reporting purposes. These operations generated income of $795,000 in the fourth quarter of 2006 and a loss of $71,000 in the fourth quarter of 2005.

    The net loss for the fourth quarter of 2006 was $1.7 million, or $(0.11) per share, as compared to $4.3 million, or $(0.28) per share, for the fourth quarter of 2005.

    The Company's net book value was $56.5 million, or $3.70 per share, at December 31, 2006. In addition, Mace had $87.6 million in total assets, including $7.6 million of cash and short-term investments at December 31, 2006. The Company's current cash and short-term investments are approximately $20 million.

    As previously disclosed, the Company determined that the former divisional controller of the Florida Security division embezzled funds from the Company. As a result of an internal investigation, the Company identified that the amount embezzled by the employee was approximately $240,000 during fiscal 2006, which was charged to SG&A expenses. Additionally, the investigation uncovered an unexplained inventory shortage in 2006 in the Florida Security division of approximately $350,000, which may be due to theft. The impact of the embezzlement on cost of revenues and SG&A expenses was recorded in the fourth quarter of 2006.

    The Company plans to have an investor conference call to discuss the year end 2006 financial results and the first quarter 2007 financial results after it files its first quarter 2007 10-Q. Mace does not have a definitive filing date for its first quarter 2007 10-Q. A press release with a conference call date, time and dial-in phone number will be distributed by the Company three business days prior to the investor conference call.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.



          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                              (Audited)

                                                Twelve Months Ended
                                                    December 31,
                                              ------------------------
                                                  2006        2005
Revenues
  Car wash and detailing services              $    19,063 $    20,460
  Lube and other automotive services                 3,445       3,232
  Fuel and merchandise sales                         3,341       4,162
  Security sales                                    23,366      24,909
                                              ------------ -----------
                                                    49,215      52,763
Cost of revenues
  Car wash and detailing services                   14,733      14,523
  Lube and other automotive services                 2,727       2,441
  Fuel and merchandise sales                         3,026       3,733
  Security sales                                    17,427      17,658
                                              ------------ -----------
                                                    37,913      38,355

Selling, general and administrative expenses        16,868      13,116
Depreciation and amortization                        1,621       1,539
Goodwill and asset impairment charges                  151       1,563
                                              ------------ -----------

Operating loss                                     (7,338)     (1,810)

Interest expense, net                                (961)       (869)
Other income                                         1,093         630
                                              ------------ -----------
Loss from continuing operations before income
 taxes                                             (7,206)     (2,049)

Income tax expense                                     156       2,448
                                              ------------ -----------

Loss from continuing operations                    (7,362)     (4,497)

Income (loss) from discontinued operations,
 net of tax                                            580       (523)

                                              ------------ -----------
Net loss                                       $   (6,782) $   (5,020)
                                              ============ ===========

Per share of common stock (basic and
 diluted):
Loss from continuing operations                $    (0.48) $    (0.30)
Income (loss) from discontinued operations,
 net of tax                                           0.04      (0.03)
                                              ------------ -----------
Net loss                                       $    (0.44) $    (0.33)
                                              ============ ===========

Weighted average shares outstanding
  Basic                                         15,274,498  15,271,637
  Diluted                                       15,274,498  15,271,637




          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                 Three Months Ended
                                                     December 31,
                                               -----------------------
                                                  2006        2005
Revenues
  Car wash and detailing services              $     4,572 $     5,150
  Lube and other automotive services                   863         864
  Fuel and merchandise sales                           691       1,026
  Security sales                                     5,196       5,560
                                               ----------- -----------
                                                    11,322      12,600
Cost of revenues
  Car wash and detailing services                    3,440       3,612
  Lube and other automotive services                   676         635
  Fuel and merchandise sales                           626         947
  Security sales                                     4,430       3,991
                                               ----------- -----------
                                                     9,172       9,185

Selling, general and administrative expenses         3,914       3,573
Depreciation and amortization                          401         382
Goodwill and asset impairment charges                  111       1,563
                                               ----------- -----------

Operating loss                                     (2,276)     (2,103)

Interest expense, net                                (271)       (234)
Other income                                           123         356
                                               ----------- -----------
Loss from continuing operations before income
 taxes                                             (2,424)     (1,981)

Income tax expense                                      39       2,290
                                               ----------- -----------

Loss from continuing operations                    (2,463)     (4,271)

Income (loss) from discontinued operations,
 net of tax                                            795        (71)

                                               ----------- -----------
Net loss                                       $   (1,668) $   (4,342)
                                               =========== ===========

Per share of common stock (basic and
 diluted):
Loss from continuing operations                $    (0.16) $    (0.28)
Income (loss) from discontinued operations,
 net of tax                                           0.05      (0.00)
                                               ----------- -----------
Net loss                                       $    (0.11) $    (0.28)
                                               =========== ===========

Weighted average shares outstanding
  Basic                                         15,275,382  15,272,817
  Diluted                                       15,275,382  15,272,817

    CONTACT: Mace Security International, Inc.
             Investor Relations:
             Eduardo Nieves, Jr., 954-449-1313

             www.mace.com